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                                                EXHIBIT 10.15(b)


                                 April 1, 1992



Mr. W. Thomas Lagow
Executive Vice President-Marketing
USAir, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, Virginia 22227

Dear Tom:

      This letter, when countersigned by you, will constitute an agreement between you and USAir, Inc. ("USAir") concerning supplemental retirement benefits to be paid to you upon your retirement from USAir. This agreement has been approved by the Board of Directors by resolutions adopted by unanimous written consent on February 7, 1992 and supersedes any prior supplemental pension agreement with you. USAir hereby agrees with you as follows:

      1. In consideration for your services to USAir between the date of this letter and the time of your retirement, USAir will pay or cause to be paid to you, or on your account, a supplemental pension benefit in an amount determined in accordance with paragraph 3 of this letter.

      2. For purposes of this agreement, (a) the Retirement Plan for Certain Employees of USAir, Inc., (b) the Target Benefit Plan for Certain Employees of USAir, Inc., (c) the USAir, Inc. Supplementary Retirement Benefit Plan, and (d) any defined contribution pension plan established by USAir in the future for the purpose of providing retirement income, will be referred to collectively as the "Pension Plans" and the Retirement Plan for Certain Employees of USAir, Inc. when being referenced on its own will be referred to as the "Retirement Plan."

      3. The supplemental pension benefit payable to you pursuant to this agreement will be the difference of subparagraph
(i) minus subparagraph (ii), where (i) and (ii) are:

      (i) the pension benefit calculated under the benefit formula set forth in the Retirement Plan using "deemed credited service" determined in accordance with the following schedule, up to a maximum of 30 years of "deemed credited service":



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         Actual Service              Deemed Credited Service
         ______________              _______________________

      Years 1 through 5       3 years of credited service
                              per year of actual service
      Years 6 through 10      2 years of credited service per
                              year of actual service
      Years 11 and up         1 year of credited service per
                              year of actual service

      (ii) all pension benefits payable to you in the aggregate under the Pension Plans as defined above and any other pension benefits accruing to you as a result of other employment prior to reaching age 65 (either prior to your employment with USAir or subsequent to such employment).

The amount of supplemental pension benefit calculated pursuant to this paragraph will be payable in the event of your normal retirement from USAir at age 65. In the event of your early retirement from USAir or death while an employee of USAir after attaining age 55, the amount of supplemental pension payable hereunder will be determined in accordance with the deemed service schedule set forth above based on actual service up to the date of early retirement or death, with the resulting benefit reduced for early commencement. In the event you cease to be an employee of USAir prior to age 55 as a result of the termination of your employment by USAir, other than termination for cause as defined in the employment agreement between you and USAir as in effect at the time of the termination, your supplemental pension payable hereunder will be determined in accordance with the deemed service schedule set forth above based on actual service up to the date of your termination. No benefit will become payable until you reach early retirement age and will be reduced for early commencement if payment is before age 65.

      4. For purposes of calculating the supplemental benefits under paragraph 3 above, the following rules will be applied:

      (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan for purposes of subparagraph (i), it shall be assumed that the Retirement Plan was not frozen in 1991.








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      (b)     In determining the amount of the pension benefit
      calculated under the benefit formula set forth in the Retirement Plan for purposes of subparagraph (i), it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

      (c) In determining the amount of the pension benefits payable in the aggregate under the Pension Plans for purposes of subparagraph (ii), any benefit payable under a defined contribution plan maintained by USAir shall only be included to the extent that the benefit is attributable to contributions made by USAir and any portion of the benefit payable under such defined contribution plan attributable to your own contributions shall be excluded.

      (d) In determining the amount of the pension benefits payable in the aggregate under the Pension Plans for purposes of subparagraph (ii), any benefit payable under one of the Pension Plans in the form of a lump sum, shall be converted to an annuity for purposes of calculating the benefit to be offset by subparagraph (ii).

      (e) In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

      5. In the event you terminate your employment with USAir at any time prior to age 55 or if USAir terminates your employment for cause as defined by the employment agreement between you and USAir in effect at the time of the termination, USAir will not be obligated to pay any supplemental pension benefits under this agreement.

      6. If you terminate your employment after age 55 and accept other employment, no pension benefits shall be payable hereunder until the first to occur of termination of such subsequent employment or your reaching age 65.











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      7.     The supplemental benefit payable hereunder shall be
unfunded and shall be paid directly from USAir's general assets, including any trust or fund created for that purpose. The supplemental benefit payable hereunder shall be paid in the same form of payment as your benefit payments are made under the Pension Plans.

      8. If you have an accrued vested pension benefit payable to you upon retirement as a result of employment other than at USAir, it is understood and agreed that you will furnish USAir with such information as it may reasonably require concerning these pension benefits to enable USAir to ascertain the amount of its obligation under this agreement. It is further understood and agreed that, for purposes of determining USAir's obligation under this agreement, any benefits to be offset from such other employment will be done on the basis that all benefits paid from all plans are to paid commencing at the same age and in the same payment form.

      9. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which USAir may adopt replacing or supplementing its existing Pension Plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that USAir is seeking to provide you with supplemental pension benefits as determined in paragraph 3 above.

      10. If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.

                               USAIR, INC.


                               By: /s/Seth E. Schofield
                                  _____________________
                                  Seth E. Schofield
                                  President & Chief Executive
                                      Officer

Agreed:

/s/W. Thomas Lagow
_____________________________

    May 5, 1992
_____________________________ (Date)